SUPPLEMENT TO THE PROSPECTUS DATED OCTOBER 7, 2002
                       OF NEW ENGLAND ACQUISITIONS, INC.

All of the purchasers of 7,500 of our shares in our initial public offering have confirmed their investment. We have acquired the assets and rights under the Asset and Rights Purchase Agreement with ADM Tronics and have entered into a manufacturing agreement with ADM Tronics, all as described in our prospectus.
On November 3, 2002, 3,007,500 shares and $15,000 were released from the escrow account.




November 6, 2002